                        EMPLOYEE STOCK INCENTIVE PROGRAM

         This EMPLOYEE STOCK INCENTIVE PROGRAM adopted as of August 23, 1995 (the "Program"), by Trans World Airlines, Inc., a Delaware corporation ("TWA" or the "Company"):

                              W I T N E S S E T H:

         WHEREAS, TWA is effecting a financial restructuring (the
"Restructuring") which includes a recapitalization of the Company through a prepackaged plan of reorganization (the "Prepackaged Plan") pursuant to Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), all as more fully described in the Prospectus (as defined below); and

         WHEREAS, in connection with its restructuring, TWA entered into labor agreements in the third quarter of 1994 (the "'94 Labor Agreements") with the International Association of Machinists and Aerospace Workers ("IAM"), the Air Line Pilots Association, International ("ALPA"), the Transport Workers Union of America ("TWUA") and the Independent Federation of Flight Attendants ("IFFA") (collectively, the "Unions") which amended the terms of the existing labor agreements with such Unions and provided for, among other things, the issuance of Employee Preferred Stock (as defined below) to TWA's employees represented by the IAM, ALPA and IFFA and TWA common stock, par value $.01 per share ("Common Stock"), to TWA's non-union employees and employees represented by the TWUA; and

         WHEREAS, the purpose of the Program is to provide a mechanism whereby aggregate ownership of Common Stock and Employee Preferred Stock may be acquired by the employees of TWA in excess of the Base Ownership Percentage (as defined below); and

         WHEREAS, TWA, in its capacity as the representative of its domestic employees not represented by a union, has, and each of the Unions have, established one or more trusts (the "Employee Trusts") to hold on behalf of Employees (as defined below) any TWA securities to be granted pursuant to the Program and/or previously granted to Employees and former Employees under the '93 Plan (as defined below); and

         WHEREAS, the respective trustees of the Employee Trusts (the "Trustees") or the Stock Purchase Trustee (as defined below) will exercise on behalf of Employees any and all rights to purchase Common Stock and Employee Preferred Stock pursuant to the Program;

         NOW, THEREFORE, TWA hereby adopts the Program upon the following terms and conditions:

         Section

1. DEFINED TERMS. As used in this document, the following terms shall have the meanings specified below:

         "Actual Average Trading Value" shall mean for the First Value Determination Date and the Second Value Determination Date, respectively, the average Fair Market Value of the Common Stock for the twenty consecutive trading days prior to the First Value Determination Date and the Second Value Determination Date, respectively.

         "Adjusted Base Ownership Percentage" shall mean the Adjusted Maximum Percentage minus eight percentage points plus the percentage of Voting Equity represented by the number of Incentive Shares theretofore issued.

         "Adjusted Maximum Percentage" shall mean that Ownership Percentage determined based upon the aggregate gross proceeds to TWA from one or more Future Restructurings and/or the sales price to TWA Stockholders in the event of one or more M&A Events, by referring to the table below and interpolating between points on such table (e.g., if proceeds from additional shares issued are $100 million, the Adjusted Maximum Percentage shall be 34.0% if an M&A Event has not occurred or occurs at a Sale Price of at least $17.72, and a minimum of 32.5% if the Sale Price is below $11.00):

                                   DETERMINATION OF ADJUSTED MAXIMUM PERCENTAGE

Sale                  $0                    $50MM                 $100MM                $150MM                $200MM
- ----                  --                    -----                 ------                ------                ------
Price
- -----
No M&A
Event                 38.00%                36.00%                34.00%                32.00%                30.00%
$17.72
or above              38.00%                36.00%                34.00%                32.00%                30.00%

$16.11                37.40%                35.55%                33.70%                31.85%                30.00%

$14.64                36.80%                35.10%                33.40%                31.70%                30.00%

$13.31                36.20%                34.65%                33.10%                31.55%                30.00%

$12.10                35.60%                34.20%                32.80%                31.40%                30.00%

$11.00

or below              35.00%                33.75%                32.50%                31.25%                30.00%

; provided, however, the Adjusted Maximum Percentage shall be adjusted proportionately to the extent the Ownership Percentage following the Restructuring does not equal thirty percent (30%) (i) downward, if Employees or Trustees fail to exercise their ratable share of all Equity Rights allocated to them in connection with the Restructuring and (ii) upward, if Employees or Trustees exercise greater than their ratable share of all Equity Rights allocated to them in connection with the Restructuring.

         "Allocable Group Percentage" shall mean 51.1811% in respect of the IAM represented Employees, 23.0596% in respect of the ALPA represented Employees, 11.8110% in respect of the IFFA represented Employees and 13.9483% in the respect of the non-contract and TWUA represented Employees.

         "ALPA" shall mean the Air Line Pilots Association, International.

         "Bankruptcy Code" shall have the meaning given that term in the recitals hereto.

         "Base Ownership Percentage" shall be an Ownership Percentage following the Restructuring equal to thirty percent (30%), including, for the purpose of calculating such percentage, shares of Common Stock issuable as Conditional Consideration but excluding shares of Common Stock issuable (i) upon the exercise of Warrants and (ii) in lieu of Warrants or Equity Rights; provided, however, that such percentage shall be adjusted upward or downward proportionately to the extent the Ownership Percentage following the Restructuring does not equal thirty percent (30%) by reason of the Employees and/or Trustees exercising more or less than their ratable share of Equity Rights allocated to them in connection with the Restructuring.

         "Common Stock" shall have the meaning given that term in the recitals hereto.

         "Conditional Consideration" shall mean the Common Stock and Series A Warrants issued or to be issued in respect of the First Value Determination Date and/or Second Value Determination Date, as appropriate, to the holders of the 10% Senior Secured Notes due 1998 and the holders of the 8% Senior Secured Notes due 2000 in connection with the Restructuring.

         "Defeasance Date" shall mean any date in a calendar year, on or prior to the Issuance Date occurring in such year, upon which TWA pays to Employees the amount determined in accordance with Section 6 hereof to defease its obligation to issue certain unearned Incentive Shares.

         "Effective Date" shall mean the effective date of the Restructuring as provided in the Prepackaged Plan.

         "Employee Group" shall mean, respectively, (i) the employees represented by the IAM, (ii) the employees represented by ALPA, (iii) the employees represented by IFFA and (iv) the non-contract employees and employees represented by the TWUA.

         "Employee Preferred Stock" shall mean TWA's three series of preferred stock, par value $.01 per share, designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock.

         "Employee Trusts" shall have the meaning given that term in the recitals hereto.

         "Employees" shall mean TWA's United States domestic employees.

         "Equity Rights" shall mean those rights to be issued in connection with the Restructuring entitling the holders thereof to purchase shares of Common Stock during the twenty-one (21) day period commencing twenty-three (23) days after the Effective Date.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Fair Market Value" shall mean (i) the closing sale price of the Common Stock on the applicable day(s) on the American Stock Exchange or another principal national securities exchange, or the National Association of Securities Dealers' Automated Quotation National Market ("NASDAQ National Market"), whichever is the principal market on which the Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day(s) on such exchange or the NASDAQ National Market the highest reported closing bid price on such day(s) as officially quoted on such exchange or the NASDAQ National Market, as the case may be, (iii) if the Common Stock is not then listed or admitted to trading on any such securities exchange or the NASDAQ National Market, as the case may be, the highest reported closing bid on such day(s) in the over-the-counter market as furnished by the NASDAQ system, (iv) if such corporation at the time is not engaged in the business of reporting such prices, such price as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, such price as furnished by any nationally recognized member of the NASD selected by TWA which is independent of the Company. "Fair Market Value" shall mean the referenced prices of the Common Stock on a "regular way" basis, i.e., priced exclusive of dividends.

         "Fill-Up Prices" shall mean the Actual Average Trading Value of the Common Stock as of (i) the First Value Determination Date and (ii) the Second Value Determination Date.

         "First Value Determination Date" shall mean the date ninety (90) days after the Effective Date.

         "Future Restructuring" shall mean the issuance by the Company after the Effective Date of Common Stock other than Common Stock issued (i) in connection with the Restructuring, including without limitation, as Conditional Consideration, (ii) in satisfaction of any dividend, interest or other cash payment obligations with respect to securities issued in connection with the Restructuring, (iii) hereunder or under any other employee, officer or director stock option, stock grant or employee benefit plan or (iv) in connection with any M&A Event.

         "Grant" shall mean each Grant of Common Stock and/or Employee Preferred Stock to be made pursuant to Section 4 hereof.

         "IAM" shall mean the International Association of Machinists and Aerospace Workers.

         "IFFA" shall mean the Independent Federation of Flight Attendants.

         "Incentive Shares" shall mean the shares of Voting Equity scheduled to be issued on each Issuance Date.

         "Issuance Date(s)" shall mean July 15 of each of the years 1997 through 2002.

         "Market Price" as of any given date shall mean the average Fair Market Value of the Common Stock for the thirty (30) consecutive trading days preceding such date.

         "Measurement Period" shall mean the period from January 1 of each year in which a Grant is scheduled to be made through the business day immediately preceding the Issuance Date falling within such year.

         "M&A Event" shall mean a merger into, or consolidation of TWA with, or a sale of all or substantially all the assets of TWA to, any other person, where or in which, TWA is not the surviving entity. "Surviving entity" is the entity that after the M&A Event owns all or substantially all the assets of TWA, whether directly or indirectly through one or more wholly-owned subsidiaries.

         "M&A Maximum Percentage" shall mean the Base Ownership Percentage plus five (5) percentage points.

         "'93 Plan" shall mean the Company's Second Amended Plan of Reorganization, dated as of May 28, 1993, and confirmed by the United States Bankruptcy Court for the District of Delaware on August 12, 1993.

         "'94 Labor Agreements" shall have the meaning given that term in the recitals hereto.

         "Ownership Percentage" shall mean the aggregate level of ownership (of record or beneficially through an Employee Trust, directly or otherwise) of Voting Equity of Employees and former Employees acquired under or in connection with the Program, the '93 Plan, the Restructuring or any existing collective bargaining agreement, at any given time, expressed as a percentage of all issued and outstanding Voting Equity, such percentage to be computed without reduction for or on account of any sales or other dispositions by or on behalf of Employees, former Employees or the Trustees after the Effective Date; provided, however, "Ownership

Percentage" shall not include ownership of any securities issued by reason of any Employee's or former Employee's ownership of 8% Senior Secured Notes due 2000 or shares of 12% preferred stock of the Company issued under the '93 Plan.

         "Prepackaged Plan" shall have the meaning given that term in the recitals hereto.

         "Program" shall mean this Employee Stock Incentive Program.

         "Prospectus" shall mean the Proxy Statement/Prospectus, Solicitation of Proxies, Offers to Exchange, Offering of Common Stock and Employee Preferred Stock, Solicitation of Consents, Solicitation of Acceptances of Prepackaged Plan of Reorganization and Solicitation of Consents to Amendment Related to Prepackaged Plan of Reorganization which forms a part of the Registration Statement.

         "Registration Statement" shall mean, collectively, TWA's Registration Statements on Form S-4 (Registration Nos. 33-84944 and 33-89764), as amended.

         "Restructuring" shall have the meaning given that term in the recitals hereto.

         "Sale Price" shall mean the fair market value of the consideration received per share of Common Stock by each holder thereof in any M&A Event.

         "Second Value Determination Date" shall mean the date one hundred and twenty (120) days after the Effective Date, subject to the right of the holders of the 8% Senior Secured Notes due 2000 to accelerate or defer such date, in certain circumstances.

         "Stock Purchase Shares" shall mean those shares of Voting Equity subject to the stock purchase right referred to in Section 8 hereof.

         "Stock Purchase Trustee" shall mean the trustee of a trust to be created pursuant to Section 8 hereof on behalf of Employees which trust is not covered by ERISA and shall not be prohibited by law from holding or exercising on behalf of the Employees the stock purchase rights referred to in Section 8 hereof.

         "Target Price" shall mean each price set forth in Section 4 hereof, which price the Market Price must equal or exceed in the applicable Measurement Period before the Grant scheduled to be made in the year set forth opposite such price may be made.

         "Term" shall have the meaning specified in Section 11.

         "Third Parties" shall mean third parties unaffiliated with TWA and shall exclude, without limitation, Employees, the Trustees, the Employee Trusts, the Stock Purchase Trustee, the Unions and any subsidiary of TWA.

         "Trustees" shall have the meaning given that term in the recitals hereto.

         "TWA" or the "Company" shall mean Trans World Airlines, Inc., a Delaware corporation.

         "Unions" shall have the meaning given that term in the recitals hereto.

         "Voting Equity" shall mean Common Stock and Employee Preferred Stock, collectively.

         "Warrants" shall mean the warrants to purchase shares of Common Stock at an exercise price of $14.40 per share to be distributed in connection with the Restructuring.

         Section 2. PROGRAM. Subject to confirmation and effectiveness of the Prepackaged Plan, TWA hereby adopts and establishes the Program in accordance with the provisions hereof.

         Section 3. DISTRIBUTION IN CONNECTION WITH '94 LABOR AGREEMENTS. On The Effective Date, or as soon thereafter as practicable, TWA shall distribute the Voting Equity contemplated to be so distributed on such date under the '94 Labor Agreements and the Prepackaged Plan, including a corresponding distribution for TWA's non-union Employees and Employees represented by the TWUA, in each case to the requisite Employee Trust (or in certain cases with respect to Equity Rights directly to the Employees) and in the Allocable Group Percentages. In accordance with and subject to the provisions of the Prepackaged Plan and this Program, the Voting Equity so distributed

                  (i)      on the Effective Date, and

                  (ii) after distribution of all Common Stock, if any, issued as Conditional Consideration on the First Value Determination Date and the Second Value Determination Date,

shall be sufficient to result in an Ownership Percentage equal to the Base Ownership Percentage.

         Section 4. GRANTS. If with respect to any year set forth below, the Market Price equals or exceeds the Target Price set forth opposite such year at any time during the Measurement Period for such year, TWA shall issue, on the Issuance Date for such year, to the Employee Trusts, in accordance with the Allocable Group

Percentage applicable to such Trusts, for the benefit of Employees an aggregate number of Incentive Shares sufficient to increase the Ownership Percentage as of the applicable Issuance Date by the percentage set forth below opposite such year:

                           Incremental
                               % of            Target                  Number of
         Year              Voting Equity        Price                  Shares(1)
         ----              -------------        -----                  ---------
         1997                  2.0%            $11.00                  1,470,588
         1998                  1.5%            $12.10                  1,160,991
         1999                  1.5%            $13.31                  1,214,575
         2000                  1.0%            $14.64                    841,346
         2001                  1.0%            $16.11                    868,056
         2002                  1.0%            $17.72                    896,057

- ----------------

         (1) These share numbers are included herein for illustrative purposes only and are based on the issuance of an aggregate of fifty million shares of Voting Equity in connection with the Restructuring, including shares of Common Stock issuable as Conditional Consideration, and have not been adjusted for dilution.

If on any Issuance Date TWA does not issue Incentive Shares because the applicable Target Price has not been met during the applicable Measurement Period, the Employees shall be deemed to have earned such shares at such future time during the Term, if any, as the Market Price equals or exceeds such Target Price, and such shares shall, in such event, be issued on the earlier of (i) the Issuance Date immediately following the achievement of the applicable Target Price or (ii) the business day immediately preceding an M&A Event.

         If shares of Common Stock are issued in a Future Restructuring, any additional Incentive Shares issuable hereunder as a result of such Future Restructuring(s) shall be issued only to the extent that the Ownership Percentage, after taking into account any shares of Voting Equity issued as a result of such Future Restructuring, is below the Adjusted Maximum Percentage.

         Section 5. ADJUSTMENT TO OWNERSHIP PERCENTAGE. If and to the extent, as a result of

                  (i)      a Future Restructuring or

                  (ii) the issuance of new Common Stock in lieu of cash payment obligations on securities issued in connection with the Restructuring,

the Ownership Percentage is reduced below the Adjusted Base Ownership Percentage, then the number of Incentive Shares to be issued in each of the years 1999 through 2002 shall be increased so that each incremental percentage of Voting Equity outlined in the Table included in Section 4 hereof is increased by one-quarter of the difference between the new Ownership Percentage and the Adjusted Base Ownership Percentage but in no event (A) by more than one percentage point in each year or (B) shall the Ownership Percentage exceed the Adjusted Maximum Percentage. The withdrawal from any Employee Trust or any sale or other disposition of any shares of Voting Equity by any Employee or Trustee shall be disregarded and deemed not to have occurred for purposes of computing any percentage under Section 4 or otherwise hereunder.

         Section 6. DEFEASANCE OPTION. Other than in connection with an M&A Event, TWA shall have the right to defease its obligation to issue any unearned Incentive Shares by paying to the Employees, on any Defeasance Date an amount in immediately available funds equal to the product of (i) the number of Incentive Shares which TWA desires to defease and (ii) the greater of (A) the applicable Target Price(s) for the shares to be defeased and (B) eighty percent (80%) of the Market Price of such shares determined as of the Defeasance Date.

         Section 7. GRANT ADJUSTMENT UPON EQUITY OFFERING. If, in one or more public or private transactions, TWA issues shares of Common Stock at a price equal to or greater than $11.00 per share where the aggregate proceeds or debt reductions therefrom exceeds $20 million, then the Grants scheduled to be made in 2001 and 2002 shall be accelerated by aggregating such Grants and allocating the resulting aggregate equally to all then remaining Grants other than those which were scheduled to be made in 2001 and 2002.

         Section 8. STOCK PURCHASE RIGHT. Upon not less than 30 nor more than 45 days prior written notice to the Company,

                  (i)      at any time during the Term after July 15, 1997 or

                  (ii) upon the consummation during the Term of an M&A Event with a Sale Price of more than $17.72,

the Stock Purchase Trustee on behalf of the Employees will have the right exercisable quarterly by notice in writing to TWA, accompanied by the necessary immediately available funds given to purchase from TWA for cash a number of additional shares of Voting Equity up to an aggregate as to all such quarterly purchases of 2% of the Voting Equity then outstanding (the "Stock Purchase Shares") at a price per share equal to eighty percent (80%) of (A) the Market Price determined as of such date or (B) the Sale Price, as the case may be. The rights to purchase any such Stock Purchase Shares shall be allocated to the Employee Trusts in accordance with the Allocable Group Percentage. Employees will be entitled to make an election whether to acquire for cash a pro rata portion of the Stock Purchase Shares allocable to their respective Employee Group except that one or more Employee Groups (other than the non-contract employees and the TWUA) may after August 22, 1997 agree among themselves through their duly authorized collective bargaining representatives upon a reallocation of any unexercised rights to purchase provided such agreement is in writing and in form and substance reasonably satisfactory to the Company. The Stock Purchase Trustee will be entitled to execute any such purchase elections on behalf of Employees in each Employee Group by payment in cash to the Company of the purchase price for that proportion of the Stock Purchase Shares being so purchased (up to but not exceeding the Allocable Group Percentage of the Stock Purchase Shares applicable to such Employee Group). All Stock Purchase Shares so purchased shall be acquired in a cash transaction and shall be issued by TWA (on behalf of the Employees for which the Stock Purchase Trustee is purchasing) to the applicable Employee Trusts in Employee Preferred Stock, in the case of the IAM, ALPA and IFFA Employee Trusts, and in Common Stock in the case of the non-contract/TWUA Employee Trust, in each case for allocation to the account of the individual purchasing Employees.

         The Company shall make such payroll deduction arrangements available to purchasing Employees as the Company, after consultation with applicable collective bargaining representatives of affected Employees, deems appropriate and reasonable to allow those Employees who wish to purchase Voting Equity pursuant to this provision except in the case of an M&A Event. The purchase price of Stock Purchase Shares purchased pursuant to payroll deduction shall be determined as of the date sufficient cash has been accumulated to effect the purchase.

         Section 9. MERGER, SALE OR CONSOLIDATION OF TWA. Upon the occurrence of an M&A Event, TWA shall issue to the Employee Trusts for the benefit of Employees immediately prior to or concurrently with the consummation of such transaction:

         (A) if the Sale Price is equal to or in excess of any of the Target Prices set forth in Section 4 hereof as to which a Grant has not previously been made, that number of Incentive Shares to which Employees would otherwise have been entitled under the Program, based upon an assumed Market Price equal to the Sale Price on any subsequent Issuance Date; provided, however, that in the event the Sale Price falls between two Target Prices, the number of Incentive Shares to be issued pursuant to the terms of this Paragraph (A) will be determined by interpolation between such Target Prices on a straight-line basis; and

         (B) if the Ownership Percentage is less than the M&A Maximum Percentage and the Sale Price is greater than the average of both of the Fill-Up Prices but less than the Target Price applicable to the year 1999, the number of Incentive Shares necessary to increase the Ownership Percentage by the following amounts, less the number of Incentive Shares theretofore issued:

                  (1) if the Sale Price is equal to or more than $0.60 but less than $1.20 above the average of both the Fill-Up Prices, two percent (2%);

                  (2) if the Sale Price is equal to or more than $1.20 but less than $1.80 above the average of both the Fill-Up Prices, three and one-half percent (3.5%); and

                  (3) if the Sale Price is $1.80 or more above the average of both the Fill-Up Prices, five percent (5%);

         provided, however, that in no event shall the number of Incentive Shares to be issued pursuant to this Paragraph (B) increase the Ownership Percentage above the M&A Maximum Percentage.

         Section  10. CASH CONTRIBUTION.  If, following both

                  (i) the issuance to Third Parties by TWA of a number of shares of Common Stock for cash or property equal to 1.0% or more of the total number of shares of Voting Equity outstanding immediately following consummation of the Restructuring and the issuance of all shares of Common Stock issued as Conditional Consideration and

                  (ii) the issuance by TWA of shares of Voting Equity pursuant to Paragraphs (A) and (B) of Section 9 hereof,

the Ownership Percentage is below the lesser of the M&A Maximum Percentage or the Adjusted Maximum Percentage, TWA shall at the sole election of the applicable Union (on behalf of Employees who are represented by such Union) or of TWA (on behalf of non-contract employees) make either (a) an immediate cash contribution to the pension plan for the benefit of the applicable Employees and cause the surviving entity of the M&A Event to agree to such contribution or (b) an immediate cash payment to each applicable Employee equal to (y) the applicable Employee's allotment, determined on a pro rata basis, of the number of shares of Voting Equity necessary to increase the Ownership Percentage to the lesser of the M&A Maximum Percentage and the Adjusted Maximum Percentage multiplied by (z) the Sale Price. The applicable Union or TWA, as the case may be, may elect that a contribution will be made in whole or in part to the Employee's pension plan or in whole or in part to the Employee, provided that each Employee receives his full allotment and that the election by such Union or TWA will not be made on an Employee by Employee basis, but will be made uniformly (according to such Employee's allotment) on behalf of all Employees represented by such Union or TWA, as the case may be. Notwithstanding the foregoing provisions of this Section 10, neither a Union nor TWA may elect to contribute to an Employee's pension plan an amount that would when aggregated with all other payments required to be made to such pension plan in the same year violate any rule or limitation imposed by ERISA or the Internal Revenue Code of 1986, as amended.

         Section 11. TERM. The Term of the Program shall commence on the Effective Date and end on July 15, 2002.

         Section 12. TAX WITHHOLDING. In the event that any payment by TWA hereunder, any issuance or distribution of Incentive Shares hereunder or the exercise of any stock purchase right hereunder gives rise to taxable compensation income for any Employee or former Employee with respect to which TWA is required by federal, state or local law to withhold applicable taxes, TWA shall have the right to deduct and withhold any such taxes from any payment or payments otherwise due to, or for the benefit of, such Employee or former Employee (including, without limitation, any payment to, or for the benefit of, such Employee or former Employee hereunder) or, at TWA's election, to withhold Incentive Shares otherwise deliverable to, or for the benefit of, such Employee or former Employee having a fair market value equal to the amount of taxes required to be withheld; provided that TWA shall not withhold such Incentive Shares if and to the extent that such Employee or former Employee pays to TWA, for application to the applicable taxes, an amount equal to the taxes required to be withheld. In the event that TWA elects to deduct and withhold such taxes from any payment or payments otherwise due to, or for the benefit of, such Employee or former Employee rather than withholding Incentive Shares, TWA shall endeavor in good faith to withhold such taxes from the last such payment or payments which are due before withholding with respect to such taxable compensation income is required by law and which in the aggregate (and after taking into account any other required withholding) are at least equal to the amount of such taxes to be withheld.

         IN WITNESS WHEREOF, TWA has caused this Program to be duly adopted by it, as of the date hereinabove first written.

                                        TRANS WORLD AIRLINES, INC.


                                        By:____________________________
                                        Title:_________________________